Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics' Investigational New Drug (IND) Application for ICT-140 Allowed by the FDA

Los Angeles, CA - January 29, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) announced that the US Food and Drug Administration (FDA) has allowed the investigational new drug (IND) application for ICT-140, paving the way for conducting a clinical trial. ICT-140 is a dendritic cell vaccine targeting seven antigens that are over-expressed in ovarian cancer, as well as cancer stem cells. ImmunoCellular filed the IND application with the FDA in the fourth quarter of 2012, as planned.

"We continue to make significant progress in advancing our development pipeline of novel cancer immunotherapies, and anticipate that in the second half of this year, we will have three active clinical programs ongoing," said Andrew Gengos, Chief Executive Officer. "We look forward to working with our clinical investigators to conduct the clinical trial for ICT-140. Ovarian cancer remains an unmet medical need, and we believe that our approach of targeting both specific ovarian cancer antigens and cancer stem cells may offer a meaningful therapeutic benefit to patients with this disease."

The clinical trial of ICT-140 will be a Phase IIa open-label safety study, and is anticipated to enroll approximately 20 patients with ovarian cancer who have been previously treated with standard chemotherapeutic agents, in 3-4 clinical sites in the US. ImmunoCellular anticipates initiating the trial in the second half of 2013.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including without limitation, statements regarding the progress and results of the clinical development of ICT-140, as well as statements related to progress in the development of other product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based on ImmunoCellular's current expectations and are subject to a number of risks and uncertainties, including the risk that ICT-140 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading "Risk Factors" in ImmunoCellular's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, circumstances or otherwise.